Exhibit 10.2

UNITY BIOTECHNOLOGY, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of April 27, 2023 (the “Effective Date”) by and between UNITY BIOTECHNOLOGY, INC. (“UNITY”), and JAMIE DANANBERG (“Consultant”). UNITY desires to retain Consultant as an independent contractor to perform consulting services for UNITY, and Consultant is willing to perform such services, on the terms described below.

1.
SERVICES AND COMPENSATION; DELIVERABLES. Consultant agrees to perform for UNITY general support, consulting, advisory, and related services to and for UNITY, as may be reasonably requested from time to time by UNITY, including but not limited to the services specified in Exhibit A, which may be modified or supplemented from time to time, (collectively, the “Services”). The Services may include Deliverables that Consultant is required to submit to UNITY. “Deliverables” means any and all items described in Exhibit A that Consultant agrees to deliver to UNITY in performance of the Services; any written reports stating Consultant’s assumptions, findings, results, final conclusions and recommendations with respect to such Services, whether or not described in Exhibit A; and originals or copies of all other tangible materials incidentally prepared or developed by Consultant in the performance of the Services, whether or not described in Exhibit A.

2.
COMPENSATION. UNITY shall pay to Consultant the fees set forth in Exhibit A. For any non-fixed fees, including price estimates or variable fees based on time and materials, Consultant shall include a maximum amount for the cost of the Services which Consultant shall not exceed without the prior written approval of UNITY. For non-fixed fee arrangements, UNITY shall pay only for actual time spent by Consultant to provide the Services and associated costs, subject to the terms of this Agreement. UNITY shall only pay fees after review and approval of the corresponding deliverables. If required by UNITY, Consultant shall provide UNITY with documentation to verify the time and fees charged to UNITY. As applicable, Consultant shall present to UNITY invoices for Services rendered as set out in Exhibit A. UNITY shall pay all undisputed invoices within thirty (30) days after the receipt of invoices, provided that other conditions to payment set forth in this Agreement are met. No payments will be made for services rendered by Consultant other than the Services unless such services are approved in writing by UNITY. UNITY shall have no obligation to pay any invoice submitted more than ninety (90) days from when such invoices should have been issued according to Exhibit A.

2.1 Expenses. UNITY agrees to reimburse Consultant for all reasonable travel and other business expenses that are necessarily incurred by Consultant in their performance of the Services, to the extent applicable and in accordance with UNITY’s travel and expense policy (a copy of the most recent version will be provided to Consultant upon request), and previously approved in writing by the primary UNITY contact. Consultant will not charge an internal premium for, or mark-up, such expenses. Consultant will detail all such expenses in their invoice, and include reasonable documentation of such expenses with such invoice.

2.2.
Invoices and Payment. Consultant must submit invoices to UNITY on a monthly basis within fifteen (15) days of the end of each month. Such invoices must identify the PO number (provided by UNITY), state the number of hours, and provide a description of the Services performed during the prior month. Invoices must be sent via electronic mail. UNITY shall pay all undisputed invoices within thirty (30) days after the receipt of invoices, provided that other conditions to payment set forth in the Agreement are met.

3.
CONFIDENTIALITY.

3.1
Definition. “Confidential Information” means any proprietary, confidential information (whether or not patentable or copyrightable, and whether or not currently patented or copyrighted) which is owned or controlled by UNITY, including without limitation designs, product samples, product formulations, compounds, prototypes, data, processes, procedures, formulas or formulations, methods, techniques,

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including manufacturing techniques, materials, analyses, technology, programs, software models, algorithms, developmental or experimental work, test data and results (including, without limitation, pharmacological, toxicological and clinical test data and results), compilations of data, other works of authorship, improvements, discoveries, information regarding plans for research and development, new products, pricing, and sales and marketing information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, licensees, and strategic partners, and the existence or terms of any business discussions, negotiations or agreements to which UNITY is a party. “Representatives” means the officers, directors, employees, agents, advisors, subcontractors, and consultants of Consultant and its Affiliates.

3.2
Obligations. In accordance with the terms and conditions of this Agreement, Consultant agrees to hold in strict confidence and not disclose or transfer, directly or indirectly, the Confidential Information of UNITY to any third party without the express written permission of UNITY. Consultant’s confidentiality and non-use obligations under this Agreement continues for a period of five (5) years from the date of expiration or termination of this Agreement.

3.3
Inclusions. Confidential Information includes all information disclosed by UNITY to Consultant, whether in oral, written, graphic or electronic form that, when provided by UNITY to Consultant: (a) is clearly identified as “Confidential” or “Proprietary” or are marked with a similar legend; (b) is disclosed orally or visually, and identified as Confidential Information at the time of disclosure; or (c) a reasonable person would understand to be confidential or proprietary at the time of disclosure.

3.4
Exclusions. Consultant is not prevented from disclosing or using Confidential Information if such Confidential Information: (a) is now or becomes, through no act or failure to act on the part of Consultant, generally known or available; (b) is known by Consultant at the time of receiving such information, as evidenced by its then contemporaneous written records; (c) is now or becomes rightfully disclosed to Consultant by a third party without confidentiality obligations; or (d) is independently developed by Consultant without reference to or use of UNITY’s Confidential Information.

3.5
Compelled Disclosures. Confidential Information may be disclosed by Consultant only to the extent required to be disclosed by law, government agency, securities exchange, or court order, provided that Consultant provides UNITY, as promptly as possible, with prior written notice of any such disclosure (unless such notice is prohibited by such law) so that UNITY may seek a protective order at its own expense. Consultant will use reasonable efforts to cooperate in connection with UNITY’s efforts to obtain any such order or other remedy. Consultant will disclose only that portion of the Confidential Information that it is legally required to disclose, based on advice of counsel.

3.6
Non-Use. Consultant may use Confidential Information only to the extent required to accomplish the Services under this Agreement and for no other purpose. Consultant must not file any patent application containing any claim to any subject derived from the Confidential Information of UNITY. Consultant must not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody UNITY’s Confidential Information provided hereunder. Consultant will not use Confidential Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States.

3.7
Maintenance of Confidentiality. Consultant agrees to take reasonable measures to protect the secrecy of, and avoid disclosure and unauthorized use of, the Confidential Information of UNITY. Without limiting the foregoing, Consultant will take least those measures that it takes to protect its own confidential information of a similar nature. Consultant agrees to only disclose Confidential Information of UNITY to its Representatives who are required to have the information in order to evaluate or engage in discussions concerning the Services under this Agreement. Further, Consultant will ensure that its Representatives who have access to the Confidential Information of UNITY have agreed to written terms of non-use and non-disclosure that are at least as protective as the provisions hereof, prior to any disclosure of Confidential Information to such Representative. Consultant is responsible, and jointly and severally liable with its

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Representatives, for any breach of the undertakings in this Agreement by its Representatives. Confidential Information must not be reproduced in any form except as needed to accomplish the Services under this Agreement. Consultant must reproduce UNITY’s proprietary rights notices on any such copies, in the same manner in which such notices were set forth in or on the original.

3.8
Return or Destruction. Upon termination of this Agreement, Consultant shall immediately cease using the Confidential Information. Upon the written request by UNITY, Consultant shall: (ii) return or destroy the Confidential Information and all copies (except copies required for backup, disaster recovery, or business continuity, and in such case the obligations hereunder survive until such copies are destroyed) to UNITY within fifteen (15) business days of receipt of request, and (ii) confirm in writing that Consultant has complied with these obligations.

4.
OWNERSHIP.

4.1
Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, compositions, Deliverables (unless otherwise provided in Exhibit A), products, works of authorship, know-how, biological or chemical specimens or samples, and trade secrets, processes, methods and/or other techniques or materials of any kind conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, in the course of performing the Services hereunder (collectively, “Inventions”), are the sole property of UNITY. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to UNITY all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant shall, as an integral part of the performance of Services, disclose in writing to UNITY all Inventions.

4.2
Further Assurances. Consultant agrees to assist UNITY, or its designee, at UNITY’s expense, in every proper way to secure UNITY’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to UNITY of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that UNITY may deem necessary in order to apply for and obtain such rights and in order to assign and convey to UNITY, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers will continue after the termination of this Agreement. It is understood and agreed that UNITY, or its designee, shall have the sole right, but not the obligation, to prosecute and maintain patent applications and patents worldwide with respect to Inventions.

4.3
Attorney-in-Fact. Consultant agrees that, if UNITY is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to UNITY in Section 4.A, then Consultant hereby irrevocably designates and appoints UNITY and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.4
Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to UNITY, and agrees to irrevocably transfer and assign to UNITY, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Inventions, during and after the Term. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory

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law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

4.5
Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by UNITY of the rights assigned to UNITY under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to UNITY a non-exclusive, royalty- free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable UNITY to exercise all of the rights assigned to UNITY under this Agreement.

5.
CONFLICTING OBLIGATIONS.

5.1
No Conflicts. Consultant is not bound by, and shall not enter into, any oral or written agreement or relationship with another party (i) that conflicts, or would conflict, in any way with Consultant's obligations under this Agreement, including, but not limited to the transfer of intellectual property, or (ii) that precludes, or would preclude, Consultant from rendering the Services, delivering the Deliverables free and clear of all encumbrances, and otherwise complying with the provisions of this Agreement. If any such other activities or projects directly or indirectly involve the Services, or if they constitute or may reasonably be anticipated to lead to a conflict of interest in light of such Services, Consultant shall promptly provide written notification to UNITY of such circumstances, and UNITY has the unilateral option to terminate this Agreement immediately.

5.2
Services within the Field. For purposes of this Agreement, the “Field” means the discovery and development of pharmaceuticals related to senescent cells. In view of Consultant’s access to UNITY’s trade secrets and proprietary know-how, Consultant agrees that Consultant shall not, during the Term without UNITY’s prior written approval, perform services in the Field for non-academic third parties (i.e., it is acceptable to work in the Field for academic institutions). Consultant acknowledges that the obligations in this Section 5 are ancillary to Consultant’s nondisclosure obligations under Section 3.

6.
REPRESENTATIONS, WARRANTIES & COVENANTS. Consultant represents, warrants and covenants to UNITY that:

6.1
Authority. Consultant has full power and authority to enter into this Agreement.

6.2
Performance Standard. Services are and will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

6.3
Non-Infringement. The use, duplication, distribution or other exploitation of the Inventions by or on behalf of UNITY does not and will not infringe any patent or copyright owned or controlled by a third party or violate any other proprietary right of any third party.

6.4
Use of UNITY Premises and Property. Consultant shall fully comply with all of UNITY’s working and safety rules (and shall take any required trainings), working hours and holiday schedules when working at UNITY’s facility(ies) or premises, and other UNITY rules and regulations, and Consultant is responsible for Consultant’s actions while on UNITY premises. Consultant is responsible for the proper use and care of any UNITY property UNITY makes available to Consultant. Consultant will be liable for the replacement cost of any UNITY property which is damaged, destroyed or lost. Consultant agrees to clean up or restore UNITY’s premises immediately after usage to the same condition provided to Consultant prior to Consultant’s use of UNITY’s premises. Costs may be assessed for clean up by UNITY if Consultant’s clean up is not satisfactory. Consultant agrees that Consultant has inspected UNITY’s premises and that

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Consultant is satisfied that UNITY’s premises have the capacity and capability to accommodate the work contemplated under this Agreement. Consultant acknowledges that there are risks inherent in working on premises such as UNITY’s, including but not limited to exposure to potentially hazardous chemicals and radiation, fall hazards from laboratory equipment, and exposure to toxins and pathogens, for example in connection with work with laboratory animals, and attacks or bites from laboratory animals. Consultant accepts UNITY’S Premises “as is.” Consultant assumes all risk and responsibility for the actions of Consultant on UNITY’s Premises. IN CONSIDERATION OF UNITY PROVIDING A PORTION OF ITS PREMISES TO CONSULTANT TO COMPLETE THE WORK, CONSULTANT HEREBY RELEASES UNITY FROM ANY LIABILITY THAT MAY ARISE FROM CONSULTANT’S USE OF THE PREMISES, WHETHER SUCH LIABILITY ARISES IN CONTRACT OR TORT.

6.5
Compliance with Laws. Consultant shall perform the Services hereunder in compliance with all Applicable Requirements and regulations, generally accepted professional standards, the terms and conditions of this Agreement, including any additional terms and conditions agreed upon by the parties in Exhibit A. “Applicable Requirements” means all applicable international, supranational, multinational, federal, regional, state, provincial and local laws, rules, regulations, declarations, requirements, directives, ordinances, detailed guidelines and regulatory guidance, including: the regulations and regulatory guidance promulgated by the U.S. Food and Drug Administration (“FDA”); the Consolidated Guidance E6 on Good Clinical Practice (“GCP”) adopted by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, as ratified by the FDA; the conditions and requirements imposed by the related institutional review board, independent ethics committee or similar entity (“IRB/EC”); and all conditions of approval imposed by the reviewing IRB/EC and the FDA or other applicable governmental or regulatory authorities. In the event Consultant performs any Services on UNITY’s facility, Applicable Requirements includes as UNITY’s workplace policies and safety policies.

6.6
No Debarment. Consultant warrants that neither Consultant nor any of its directors, officers, employees, representatives, personnel, subcontractors, or agents involved in the performance of Services have been or may be subject to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. 306(a) or (b), or have otherwise been disqualified or suspended from performing the Services or otherwise subject to any restrictions or sanctions by the FDA or any other governmental agency or professional body with respect to the performance of scientific or clinical investigations. In the event that Consultant or any of its directors, officers, employees, representatives, personnel or agents involved in the performance of Services: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to such debarment during the term of this Agreement, the Consultant shall notify UNITY immediately. In the event that the Consultant or any of its directors, officers, employees, representatives, personnel or agents involved in the performance of Services become debarred during the term of this Agreement, or the Consultant receives notice of any action or threat of action as set forth in clause (b), UNITY may, at its sole option, automatically terminate the Agreement without any further action or notice by either party.

6.7
Consents. Consultant's execution of and performance under this Agreement does not require consent or approval of any person that has not already been obtained.

7.
MATERIAL NON-PUBLIC INFORMATION. During the Consultant’s work, Consultant may be provided access to material non-public information about UNITY, a publicly traded company. In order to avoid any potential or actual conflict of interest and possible violation of applicable law, Consultant must refrain from trading in any securities of UNITY, or recommending that others do so, when in possession of material non-public information of UNITY. This Section does not restrict Consultant from participating in pooled investment vehicles such as mutual funds.

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8.
REPORTS. Consultant also agrees that Consultant shall, from time to time during the Term, keep UNITY advised as to Consultant’s progress in performing the Services under this Agreement.

9.
TERM AND TERMINATION.

9.1
Term. The term of this Agreement (the “Term”) begins on the Effective Date and terminates on December 31, 2023 unless extended by mutual written consent or unless earlier terminated as provided in Section 9.2.

9.2
Termination. Either party may terminate this Agreement upon giving the other party thirty (30) days’ prior written notice of such termination pursuant to Section 12 of this Agreement. UNITY may terminate this Agreement immediately and without prior notice if Consultant is in breach of any material provision of this Agreement.

9.3
Survival. Upon such termination, all rights and duties of UNITY and Consultant toward each other will cease except: (i) UNITY shall pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services performed by Consultant prior to the termination date and related expenses, if any, submitted in accordance with UNITY’s standard policies; and (ii) Section 3 (Confidentiality), Section 4 (Ownership), Section 8.3 (Survival), Section 9 (Independent Contractor; Benefits), Section 10 (Nonsolicitation) and Section 12 (Miscellaneous) survive termination of this Agreement.

10.
INDEPENDENT CONTRACTOR; BENEFITS.

10.1
Independent Contractor. It is the express intention of UNITY and Consultant that Consultant perform the Services as an independent contractor to UNITY. Nothing in this Agreement may in any way be construed to constitute Consultant as an agent, employee or representative of UNITY. Without limiting the generality of the foregoing, Consultant is not authorized to bind UNITY to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

10.2
Benefits. UNITY and Consultant agree that Consultant does not and will not receive UNITY-sponsored benefits from UNITY. If Consultant is reclassified by a state or federal agency or court as UNITY’s employee, Consultant will become a reclassified employee and will receive no benefits from UNITY, except those mandated by state or federal law, even if by the terms of UNITY’s benefit plans or programs of UNITY in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

10.3
Indemnity by Consultant. Consultant agrees to indemnify, hold harmless, and defend UNITY, its subsidiaries, and its affiliates, and their respective officers, employees, trustees, donors, volunteers, researchers, independent contractors, veterinary and medical doctors, agents, vendors, and directors (collectively, the “UNITY Parties”) against any and all third party claims, actions, proceedings, liability, loss, damage, penalty, cost or expense (including reasonable attorney’s fees and expenses and cost of investigation) (“Claims”) with respect to any matter arising from, resulting from, or connected to Services provided by Consultant or its agents or invitees under this Agreement; provided that such obligation to indemnify, hold harmless, and defend does not apply to Claims caused by the negligence or intentional acts or omissions of UNITY Parties.

10.4
Indemnity by UNITY. UNITY agrees to indemnify, hold harmless and defend Consultant, its subsidiaries, and its affiliates, and their respective officers, directors, employees, independent contractors, consultants, and other agents (collectively, the “Consultant Parties”) from and against any and all Claims, resulting from, the negligent or intentional acts or omissions of UNITY during the performance of Services under this Agreement.

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10.5
Covenants Respecting Cooperation. Each party’s agreement to indemnify, defend and hold the other party and its respective indemnitees harmless requires the indemnified party to: (i) provide written notice to the indemnifying party of any Claim, for which it is seeking indemnification hereunder promptly after the indemnified party has knowledge of such Claim; (ii) if the indemnifying party agrees to assume full responsibility for such Claim (i.e. it has not reserved rights against the party claiming indemnification based on disputed coverage of the Claim under the terms of the indemnity) to provide reasonable authority to appropriately investigate, prepare for and defend against any such Claim; (iii) assist the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such Claim; and (iv) not compromise or settle such Claim or demand without the indemnifying party’s written consent, which is not to be unreasonably withheld. Similarly, the indemnifying party shall not compromise or settle such Claim or demand with the consent of the indemnified party’s written consent, which is not to be unreasonably withheld.

10.6
Insurance. Consultant shall procure and maintain in full force and effect throughout the performance of the Term, all necessary insurance reasonably appropriate to the execution of duties relevant to agreement. It is hereby agreed that Consultant’s insurance is primary as respects UNITY Parties, and that any other insurance available to UNITY Parties is excess and non-contributing. In the event claims made on Consultant’s insurance are denied, Consultant shall be responsible for any deductible or retention that applies to any related claims made under any relevant UNITY insurance.

11.
ANTI-BRIBERY/ANTI-CORRUPTION. The parties shall each do all that is necessary and within their respective power and control to ensure that it will not at any time offer, promise, give or receive any improper financial payment and/or other improper advantage to or from any person, customer or supplier (whether a public official or otherwise) with the intention of influencing them and obtaining advantage in the conduct of business.

12.
NONSOLICITATION. From the date of this Agreement until twelve (12) months after the termination of this Agreement, Consultant shall not, without UNITY’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of UNITY to terminate employment with, or cease providing services to, UNITY.

13.
GOVERNING LAW. The rights and obligations of the parties hereunder is governed by and construed in accordance with the laws of the State of California, without reference to its choice of law provisions. Each party consents to the exclusive jurisdiction and venue of the state courts located in San Francisco County, California in any action arising out of or relating to this Agreement.

14.
MISCELLANEOUS. This Agreement contains the final agreement of the parties relative to the subject matter hereof. This Agreement may not be modified, except by a written instrument signed by both parties. If any provision of this Agreement is declared invalid, illegal or unenforceable, such provision is severed and all remaining provisions continues in full force and effect. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. Neither party may assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed, except that either party may assign its rights and obligations under this Agreement, without the other party’s consent, to any entity which is an Affiliate of said party, to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business of said party to which this Agreement relates. If a party fails to enforce a provision of this Agreement, it is not precluded from enforcing the same provision at another time. Any notice or communication required or permitted hereunder must be in writing, and sent to the address specified below, or at such other address a party may specify in writing, and is deemed received when: (a) personally delivered, on the day of delivery; or (b) sent by a commercial delivery service such as Federal Express or United Parcel Service with shipment tracking, on the day delivery is confirmed by the tracking service; or (c) sent by e-mail, on the day the email is confirmed received by the receiving party. This Agreement may be executed in any number of counterparts, including by PDF electronic scan, each of which, when executed, is deemed to be an original and all of which together constitutes one and the same document.

[signature page follows]

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IN WITNESS WHEREOF, the parties have, by duly authorized persons, caused this Agreement to be effective as of the Effective Date.

UNITY BIOTECHNOLOGY, INC.

By:	/s/ Anirvan Ghosh	By:	/s/ Jamie Dananberg
Name:	Anirvan Ghosh	Name:	Jamie Dananberg
Title:	CEO

Address for Notice:
ATTN: GENERAL COUNSEL
285 EAST GRAND AVENUE
SOUTH SAN FRANCISCO, CA 94080

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EXHIBIT A

1.
Description of Services.

Consultant shall provide advice and assistance with UNITY’s clinical development programs to include UBX1325 and related matters as requested from time to time by the CEO or his delegates between the Effective Date and December 31, 2023.

2.
Primary Contacts.

On behalf of UNITY	On behalf of Consultant
Anirvan Ghosh CEO	Jamie Dananberg

Compensation. Notwithstanding any other provision to the contrary, including any provision in the Company’s 2018 Equity Incentive Award Plan, Consultant shall be entitled to continued vesting of his equity awards through the earlier of the date Consultant ceases to provide services hereunder or December 31, 2023. For avoidance of doubt, the parties agree that all of Consultant’s equity awards received from the Company at any time shall cease vesting as of the earlier of the date Consultant ceases to provide services hereunder or December 31, 2023. It is expected that Consultant’s time commitment will approximate 8 hours per month. The rate for Consultant’s performance of the Services beyond this 8-hour allotment per month shall be $500 USD per hour, except that time spent on Services exceeding a total 18 hours per month for any given month shall be approved by the CEO. No compensation is payable for time spent traveling in performance of the Services without the prior written consent of the primary UNITY contact. No payments will be made for services rendered by Consultant other than the Services unless such services are approved in writing by UNITY. UNITY shall have no obligation to pay any invoice submitted more than ninety (90) days from when such invoices should have been issued according to Exhibit A. The parties agree that the payment for Services: (i) represents the fair market value for the Services, (ii) has not been determined in any manner that takes into account the value of any referrals or business between Consultant and UNITY, and (iii) is not offered or provided, in whole or in part, with the intent of, directly or indirectly, implicitly or explicitly, influencing or encouraging Consultant to refer or recommend favorable advancement of any product or compound in development by UNITY or as a reward for past behavior.

3.
Expenses. UNITY agrees to reimburse Consultant for all reasonable travel and other business expenses that are necessarily incurred by Consultant in their performance of the Services, to the extent applicable and in accordance with UNITY’s travel and expense policy (a copy of the most recent version will be provided to Consultant upon request), and previously approved in writing by the primary UNITY contact. Consultant will not charge an internal premium for, or mark-up, such expenses. Consultant will detail all such expenses in their invoice, and include reasonable documentation of such expenses with such invoice.

4.
Invoices and Payment. Consultant must submit invoices to UNITY on a monthly basis within fifteen (15) days of the end of each month. Such invoices must identify the PO number (provided by UNITY), state the number of hours, and provide a description of the Services performed during the prior month. Invoices must be sent via electronic mail. UNITY shall pay all undisputed invoices within 30 days after the receipt of invoices, provided that other conditions to payment set forth in the Agreement are met.

5.
Miscellaneous. Consultant agrees that the terms of that certain At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated December 22, 2015 entered into between the Company and Consultant (the “Confidentiality Agreement”) shall continue to govern to the maximum extent applicable, it being understood that any reference to employment or any term of similar effect in the Confidentiality Agreement shall be deemed to include Consultant’s services hereunder.

6.
Total Contract Value. In no event will the individual or aggregate fees and expenses under the Agreement exceed $40,000 USD, without the prior written approval of Company.

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[signature page follows]

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UNITY BIOTECHNOLOGY, INC.

By:	/s/ Anirvan Ghosh	By:	/s/ Jamie Dananberg
Name:	Anirvan Ghosh	Name:	Jamie Dananberg
Title:	CEO

Address for Notice:
ATTN: GENERAL COUNSEL
285 EAST GRAND AVENUE
SOUTH SAN FRANCISCO, CA 94080

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